Exhibit 99.1

August 30, 2006

Sale of AEL Common Stock to NMO Deferred Compensation Trust by Certain Officers and Directors

On August 30, 2006, David J. Noble, Chairman,  Chief Executive Officer and President of American Equity Investment Life Holding Company (“AEL”) sold 533,125 shares of AEL common stock to the American Equity NMO Deferred Compensation Trust.  This transaction is related to the exercise by Mr. Noble in September, 2005 of  rights to acquire 1,058,125 shares of AEL common stock.  These rights were issued in 1997 in connection with a private placement of stock by the company to support its initial growth as a new annuity writer.  Stock was sold in the 1997 transaction at a price of $5.33 (as adjusted for a subsequent 3 for 1 stock split), and the exercise price of the rights granted at that time was also $5.33.  Such rights had an expiration date of December 1, 2005.

To fund the aggregate exercise price of the rights, Mr. Noble, as well as other officers and directors of AEL who possessed such rights, individually and personally borrowed funds for one year from an independent financial institution.  Proceeds from the recent sale of AEL shares by Mr. Noble to the NMO Deferred Compensation Trust were used to repay this loan plus accrued interest.  Neither the sale or its timing is related in any way to the operations, business or prospects of AEL.  Mr. Noble has no plans to retire.

Other officers and directors of AEL also intend to sell shares of AEL stock during 2006 to the NMO Deferred Compensation Trust to repay outstanding loans related to the exercise of these rights.

By acquiring AEL shares, the NMO Deferred Compensation Trust will fund its liability and fix its costs for vested deferred compensation shares distributable in the future to the principals of its key national marketing organizations.